                                                                    Exhibit 11.2

                         INFLUENCE INC. AND SUBSIDIARY
             PRO FORMA STATEMENT OF COMPUTATION OF LOSS PER SHARE

                                                               Six months
                                         Year ended              ended
                                         December 31,           June 30,
                                            1995                  1996
                                        ------------          -------------
Pro forma in accordance with
- ----------------------------
 the Securities and Exchange
 ---------------------------
 Commission Staff Accounting
 ---------------------------
 Bulletin No. 64
 ---------------
Net loss                                $ (1,697,496)         $ (1,464,631)
                                        ============          =============
Weighted average number of
 common shares outstanding                 4,021,216             3,934,750

Shares issuable upon exercise
 of outstanding options                     391,750                391,750

Shares issuable upon assumed
 conversion of Series A
 preferred stock                            713,000                713,000

Shares assumed to be repurchased
 under the treasury stock method              *                      *
                                        ============          =============
Net loss per share                      $     *               $      *
                                        ============          =============

* To be provided by amendment.